As filed with the Securities and Exchange Commission on September 24, 2025

Registration No. 333-[__________]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UPEXI, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	83-3378978
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3030 North Rocky Point Drive, Suite 420 Tampa, FL	33607
(Address of Principal Executive Offices)	(Zip Code)

Upexi, Inc. 2019 Incentive Stock Plan

(as Amended and Restated as of August 19, 2025)

(Full Title of the Plan)

Andrew J. Norstrud

3030 North Rocky Point Drive, Suite 420

Tampa, FL 33607

(701) 353-5425

(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Clint C. Gage

Rasika A. Kulkarni

Dickinson Wright PLLC

350 East Las Olas Blvd, Suite 1750

Ft. Lauderdale FL 33301

(954) 991-5420

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

REGISTRATION OF ADDITIONAL SHARES PURSUANT TO GENERAL INSTRUCTION E

Pursuant to General Instruction E of Form S-8, Upexi Inc., a Delaware corporation (the “Company” or the “Registrant”, f/k/a Grove, Inc.), is filing this Registration Statement on Form S-8 with the Securities and Exchange Commission (the “Commission”) to register 24,500,000 additional shares of common stock, par value $0.00001 per share, of the Company (the “Common Stock”) for issuance pursuant to the Upexi, Inc. 2019 Incentive Stock Plan (as amended from time to time, the “2019 Plan”). The Company originally authorized 277,778 shares of Common Stock for issuance as incentive awards under the 2019 Plan. The Board further amended the 2019 Plan by increasing the authorized shares thereunder by 222,222 shares of Common Stock to an aggregate of 500,000 shares, which amendment was approved by the shareholders at a meeting held on May 24, 2022. On April 19, 2025, the Board approved to increase the authorized shares under the 2019 Plan by an additional 9,500,000 to an aggregate of 10,000,000 shares of Common Stock. The shareholders approved this amendment at the annual meeting of the shareholders held on June 16, 2025. Thereafter, on June 19, 2025, the Board approved to increase the authorized shares under the 2019 Plan by an additional 15,000,000 to an aggregate of 25,000,000 shares of Common Stock. The shareholders approved this amendment at the special meeting of the shareholders held on August 19, 2025.

This Registration Statement registers an aggregate of 24,500,000 additional shares of Common Stock, comprised of (i) 2,750,000 shares of Common Stock issued or issuable pursuant to exercise of options and/or vesting of restricted stock awards made under the Incentive Plan, and (ii)  21,750,000 shares of Common Stock that are reserved for issuance pursuant to future awards under the Incentive Plan.

In connection with the 2019 Plan, the Registrant previously filed with the Commission registration statements on Form S-8 (Registration Nos. 333-257491 and 333-273859) on June 29, 2021 and August 9, 2023, respectively (the “Prior Registration Statements”) collectively registering 500,000 shares of Common Stock. In accordance with General Instruction E to Form S-8, the Registrant hereby incorporates by reference the contents of the Prior Registration Statements, except to the extent supplemented, superseded or modified by the specific information set forth below or the specific exhibits attached hereto.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"). Documents containing the information required by Part I of the Registration Statement will be sent or given to Plan participants as specified by Rule 428(b)(1) under the Securities Act.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed by the Registrant with the Commission:

(a)	Annual Report on Form 10-K for the fiscal year ended June 30, 2025 filed with the Commission on September 24, 2025; and

(b)	The description of our Capital Stock contained in Exhibit 4.1 of our Registration Statement on this Form S-8 filed with the Commission on September 24, 2025.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents"). Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information disclosed by the Registrant under Items 2.02 or 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, that the Registrant may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6: Indemnification of Officers and Directors.

Indemnification

In accordance with Section 145 of the Delaware General Corporation Law (the “DGCL”), Article VII of the Certificate of Incorporation grants the Company’s directors and officers a right to indemnification for all expenses, liabilities and losses relating to civil, criminal, administrative or investigative actions, suits or proceedings to which they are a party, threatened to be made a party to, or is otherwise involved in by reason of the fact that such person is or was a director or officer of the Company, or is or was a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.  The Bylaws provide that the Company will indemnify the aforementioned persons, to the fullest extent permitted by the DGCL, as it presently exists or may be amended but, in the case of amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment. Further, Article VII of the Certificate of Incorporation provides that the Company shall indemnify directors and officers and other employees and individuals against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement, in connection with any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by us upon delivery of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, Upexi has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Limitation on Liability of Directors

Article VI of the Certificate of Incorporation eliminates the personal liability of directors to the Company or the Company’s stockholders for monetary damages for breach of fiduciary duty, except for: (i) any breach of loyalty to the Company or shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) for unlawful payment of dividend or unlawful stock purchase or redemptions as such is imposed under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit.  In addition, if the DGCL is amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

Item 7. Exemption from Registration Claimed.

Not Applicable.

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Item 8. Exhibits.

The following exhibits are filed as part of this Registration Statement.

Exhibit Number	Description of Exhibit.

3.1+	Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form S-1/A (333-288822), filed on August 8, 2025.
3.2+	Bylaws (incorporated by reference to Exhibit 3.2 of the Registrant’s Registration Statement on Form S-1/A (333-288822), filed on August 8, 2025.
4.1+	Description of Securities (incorporated by reference to Exhibit 4.2 of the Registrant’s Form 10-K, on September 24, 2025)
10.1+	Grove Inc. 2019 Incentive Stock Plan (incorporated by reference to Exhibit 10.1 of the Registrant’s Registration Statement on Form S-1 (file no. 333-255266), filed on April 15, 2021).
10.2+

Grove Inc. 2019 Amended and Restated Stock Incentive Plan, effective May 24, 2022 (incorporated by reference to Exhibit 4.7 of the Registrant’s Registration Statement on Form S-8 filed with the Commission on August 9, 2023).

10.3*	Upexi Inc. 2019 Amended and Restated Stock Incentive Plan, effective June 16, 2025.
10.4*	Upexi Inc. 2019 Amended and Restated Stock Incentive Plan, effective August 19, 2025.
5.1*	Opinion of Dickinson Wright PLLC re legality.
23.1*	Consent of Independent Registered Public Accounting Firm.
23.2*	Consent of Counsel (included in Exhibit 5.1 to this Registration Statement).
24*	Powers of Attorney (included on signature pages hereto).
107*	Calculation of Filing Fee Table.

* Filed herewith.

+ Incorporated by reference.

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Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clearwater, Florida on September 24, 2025.

UPEXI, INC.

By:	/s/ Allan Marshall
Name:	Allan Marshall
Title:	Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Allan Marshall and Andrew Norstrud as his or her true and lawful agent, proxy and attorney-in-fact, each acting alone with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments and supplements (including post-effective amendments) to this Registration Statement on Form S-8 together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, and (iii) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming that all such agents, proxies and attorneys-in-fact, any of them or any of his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

To effect the above, each of the undersigned has executed this Power of Attorney as of the date indicated beside each name.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

Name	Title	Date
/s/ Allan Marshall	Chief Executive Officer, Chairman of the Board (Principal Executive Officer)	September 24, 2025
Allan Marshall
/s/ Andrew J. Norstrud	Chief Financial Officer, Director (Principal Financial Officer and Principal Accounting Officer)	September 24, 2025
Andrew J. Norstrud
/s/ Gene Salkind	Director	September 24, 2025
Gene Salkind
/s/ Thomas Williams	Director	September 24, 2025
Thomas Williams
/s/ Lawrence H Dugan	Director	September 24, 2025
Lawrence H. Dugan

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